Exhibit 99.1

Envestnet Reports Third Quarter 2014 Financial Results

Chicago, IL — November 6, 2014 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its third quarter ended September 30, 2014.

Key Financial Metrics	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in millions except per share data)	2014	2013	Change	2014	2013	Change

Adjusted Revenues(1)	$88.6	$69.9	27%	$251.9	$168.3	50%
Adjusted EBITDA(1)	$14.7	$10.0	46%	$39.3	$27.6	43%
Adjusted Net Income per Share(1)	$0.21	$0.14	50%	$0.57	$0.39	46%

Financial Results for the Third Quarter of 2014 Compared to the Third Quarter of 2013:

•                  Adjusted Revenues(1) increased 27% to $88.6 million for the third quarter of 2014 from $69.9 million for the third quarter of 2013.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 26% to $74.9 million for the third quarter of 2014 from $59.6 million for the third quarter of 2013; total revenues, which include licensing and professional services fees, increased 27% to $88.6 million for the third quarter of 2014 from $69.9 million for the third quarter of 2013.

•                  Adjusted EBITDA(1) increased 46% to $14.7 million for the third quarter of 2014 compared to $10.0 million for the third quarter of 2013.

•                  Adjusted Net Income(1) was $7.9 million, or $0.21 per diluted share, for the third quarter of 2014 compared to $5.1 million, or $0.14 per diluted share, for the third quarter of 2013.

•                  Net income attributable to Envestnet, Inc. was $3.8 million, or $0.10 per diluted share, for the third quarter of 2014 compared to $1.3 million, or $0.04 per diluted share, for the third quarter of 2013.

“Envestnet provides truly integrated wealth management solutions to advisors and advisory firms looking to provide better client outcomes and profitably grow their business,” said Jud Bergman, Chairman and CEO.

“During the third quarter, Envestnet onboarded a record $46 billion in new assets from conversions, reflecting strong demand for our unified offerings from large institutions and registered investment advisors. We believe Envestnet will continue to grow organically through ongoing adoption of our wealth management solutions by advisors, and to accelerate that growth over time with disciplined strategic activity, such as the recently completed Placemark acquisition,” concluded Mr. Bergman.

Key Operating Metrics (AUM/A Only) as of and for the Quarter Ended September 30, 2014:

•                  Assets: $219.6 billion, up 37% from September 30, 2013

•                  Accounts: 897,551, up 37% from September 30, 2013

•                  Advisors: 24,887, up 14% from September 30, 2013

•                  Gross sales: $31.2 billion, resulting in net flows of $16.9 billion

The following table summarizes the changes in AUM and AUA for the quarter ended September 30, 2014:

In Millions Except Accounts	6/30/14	Gross Sales	Redemptions	Net Flows	Market Impact	Reclass to Licensing	9/30/14

Assets under Management (AUM)	$53,063	$5,404	$(2,345)	$3,059	$(1,187)	$—	$54,935
Assets under Administration (AUA)	156,723	25,765	(11,945)	13,820	(2,746)	(3,158)	164,639
Total AUM/A	$209,786	$31,169	$(14,290)	$16,879	$(3,933)	$(3,158)	$219,574
Fee-Based Accounts	836,253			84,708		(23,410)	897,551

During the third quarter, Envestnet added $12.8 billion of conversions included in the above AUM/A gross sales figures, and an additional $33.6 billion of conversions in Licensing. Also during the third quarter, approximately $3.2 billion in assets were reclassified from AUA to Licensing in connection with client conversion activity.

Review of Third Quarter 2014 Financial Results

Adjusted revenues increased 27% to $88.6 million for the third quarter of 2014 from $69.9 million for the third quarter of 2013. The increase was primarily due to a 26% increase in revenues from AUM or AUA to $74.9 million from $59.6 million in the prior year period.

Total operating expenses increased 21% to $82.6 million in the third quarter of 2014 from $68.1 million in the third quarter of 2013. Cost of revenues increased 30% to $39.1 million in the third quarter of 2014 from $30.2 million in the third quarter of 2013 due to the increase in revenue from AUM or AUA and a higher mix of AUM products which carry a relatively high cost of revenue. Compensation and benefits increased 23% to $25.8 million in the third quarter of 2014 from $21.1 million in the prior year period primarily due to an increase in headcount to support growth in the business. General and administration expenses increased 12% to $13.4 million in the third quarter of 2014 from $12.0 million in the prior year period.

Income from operations was $6.0 million for the third quarter of 2014 compared to $1.7 million for the third quarter of 2013. Net income attributable to Envestnet, Inc. was $3.8 million, or $0.10 per diluted share, for the third quarter of 2014 compared to $1.3 million, or $0.04 per diluted share, for the third quarter of 2013. Adjusted EBITDA(1) in the third quarter of 2014 was $14.7 million, compared to $10.0 million in the third quarter of 2013. Adjusted Net Income(1) was $7.9 million, compared to $5.1 million in the third quarter of 2013. Adjusted Net Income Per Share(1) was $0.21, compared to $0.14 in the third quarter of 2013.

At September 30, 2014, Envestnet had $105.9 million in cash and cash equivalents and $30.0 million in debt. On October 1, 2014, Envestnet completed its acquisition of Placemark Holdings, Inc. for approximately $66 million in cash.

Conference Call

Envestnet will host a conference call to discuss third quarter 2014 financial results today at 5:00 p.m. ET. The live webcast can be accessed from Envestnet’s investor relations website at http://ir.envestnet.com/. The call can also be accessed live over the phone by dialing (888) 481-2844, or for international callers (719) 325-2402. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 9381195.  The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under United States generally accepted accounting principles (GAAP), we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, imputed interest on contingent consideration, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, fair market value adjustment on contingent consideration, litigation related expense, other income and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, imputed interest on contingent consideration, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, fair market value adjustment on contingent consideration, amortization of acquired intangibles, litigation related expense, other income and net loss attributable to non-controlling interest. Reconciling items are tax effected using the income tax rates noted in the reconciliation table found in this release.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 6, 2014 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$105,899	$49,942
Fees and other receivables, net	24,514	19,848
Deferred tax assets, net	4,380	2,462
Prepaid expenses and other current assets	6,357	7,155
Total current assets	141,150	79,407

Property and equipment, net	16,438	12,766
Internally developed software, net	6,740	5,740
Intangible assets, net	32,210	35,698
Goodwill	77,918	74,335
Deferred tax assets, net	8,367	8,367
Other non-current assets	4,710	4,929
Total assets	$287,533	$221,242

Liabilities and Equity
Current liabilities:
Accrued expenses	$38,584	$35,242
Accounts payable	7,537	5,528
Bank indebtedness	30,000	—
Contingent consideration	6,095	6,008
Deferred revenue	5,958	6,245
Total current liabilities	88,174	53,023

Contingent consideration	8,981	11,297
Deferred revenue	4,270	1,148
Deferred rent	2,910	2,051
Lease incentive	5,726	3,547
Other non-current liabilities	2,682	2,404
Total liabilities	112,743	73,470

Redeemable units in ERS, LLC	1,500	—

Equity:
Stockholders’ equity	172,734	147,772
Non-controlling interest	556	—
Total liabilities and equity	$287,533	$221,242

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Assets under management or administration	$74,899	$59,580	$212,707	$137,150
Licensing and professional services	13,678	10,300	39,238	30,987
Total revenues	88,577	69,880	251,945	168,137

Operating expenses:
Cost of revenues	39,111	30,154	111,503	66,600
Compensation and benefits	25,833	21,063	74,449	55,475
General and administration	13,428	11,985	38,514	30,840
Depreciation and amortization	4,253	4,467	13,290	10,666
Restructuring charges	—	474	—	474
Total operating expenses	82,625	68,143	237,756	164,055

Income from operations	5,952	1,737	14,189	4,082
Other income (expense)	(11)	4	1,909	195
Income before income tax provision	5,941	1,741	16,098	4,277
Income tax provision	2,173	435	5,812	1,312

Net income	3,768	1,306	10,286	2,965
Add: Net loss attributable to non-controlling interest	—	—	195	—
Net income attributable to Envestnet, Inc.	$3,768	$1,306	$10,481	$2,965

Net income per share attributable to Envestnet, Inc.:

Basic	$0.11	$0.04	$0.30	$0.09

Diluted	$0.10	$0.04	$0.28	$0.08

Weighted average common shares outstanding:
Basic	34,674,245	33,686,112	34,447,619	32,912,084

Diluted	37,006,796	35,871,975	36,832,154	35,260,044

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
OPERATING ACTIVITIES:
Net income	$10,286	$2,965
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,290	10,666
Deferred rent and lease incentive	173	(784)
Provision for doubtful accounts	—	153
Deferred income taxes	—	(1,375)
Stock-based compensation expense	8,443	6,281
Excess tax benefits from stock-based compensation expense	(5,086)	(2,704)
Imputed interest expense	1,108	392
Fair market value adjustment on contingent consideration	(342)	—
Changes in operating assets and liabilities:
Fees and other receivables, net	(4,613)	(8,302)
Prepaid expenses and other current assets	3,966	(2,993)
Other non-current assets	(736)	(1,265)
Accrued expenses	3,212	7,946
Accounts payable	2,009	1,891
Deferred revenue	2,835	754
Other non-current liabilities	278	960
Net cash provided by operating activities	34,823	14,585

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,249)	(4,301)
Capitalization of internally developed software	(2,562)	(2,293)
Acquisition of businesses, net of cash acquired	(1,288)	(8,992)
Net cash used in investing activities	(9,099)	(15,586)

FINANCING ACTIVITIES:
Proceeds from bank indebtedness	30,000	—
Payment of contingent consideration	(6,000)	—
Proceeds from exercise of warrants	—	4
Proceeds from exercise of stock options	3,146	5,578
Issuance of ERS, LLC redeemable units	1,500	—
Payment of promissory note	(1,500)	—
Issuance of restricted stock	—	1
Purchase of treasury stock for stock-based minimum tax withholdings	(1,999)	(586)
Excess tax benefits from stock-based compensation expense	5,086	2,704
Net cash provided by financing activities	30,233	7,701

INCREASE IN CASH AND CASH EQUIVALENTS	55,957	6,700

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,942	29,983

CASH AND CASH EQUIVALENTS, END OF PERIOD	$105,899	$36,683

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$88,577	$69,880	$251,945	$168,137
Deferred revenue fair value adjustment	—	—	—	160
Adjusted revenues	$88,577	$69,880	$251,945	$168,297

Net income	$3,768	$1,306	$10,286	$2,965
Add (deduct):
Deferred revenue fair value adjustment	—	—	—	160
Interest income	(6)	(4)	(101)	(13)
Interest expense	22	—	22	—
Imputed interest expense on contingent consideration	285	392	1,108	392
Fair market value adjustment on contingent consideration	118	—	(342)	—
Income tax provision	2,173	435	5,812	1,312
Depreciation and amortization	4,253	4,467	13,290	10,666
Non-cash compensation expense	2,676	2,015	8,443	6,462
Restructuring charges and transaction costs	978	1,119	1,664	2,173
Re-audit related expenses	—	118	—	3,005
Severance	—	193	—	425
Litigation related expense	—	—	18	7
Other income	—	—	(1,825)	—
Pre-tax loss attributable to non-controlling interest	405	—	935	—
Adjusted EBITDA	$14,672	$10,041	$39,310	$27,554

Net income	$3,768	$1,306	$10,286	$2,965
Add (deduct):
Deferred revenue fair value adjustment	—	—	—	93
Imputed interest expense on contingent consideration	171	228	665	228
Fair market value adjustment on contingent consideration	71	—	(205)	—
Non-cash compensation expense	1,606	1,169	5,065	3,748
Restructuring charges and transaction costs	690	648	1,203	1,260
Re-audit related expenses	—	68	—	1,742
Severance	—	112	—	247
Amortization of acquired intangibles	1,373	1,537	4,371	3,366
Litigation related expense	—	—	11	4
Other income	—	—	(1,095)	—
Net loss attributable to non-controlling interest	224	—	542	—
Adjusted net income	$7,903	$5,068	$20,843	$13,653

Diluted number of weighted-average shares outstanding	37,006,796	35,871,975	36,832,154	35,260,044

Adjusted net income per share - diluted	$0.21	$0.14	$0.57	$0.39

Note: Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% and 42.0% for 2014 and 2013, respectively.  Pre-tax loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC members pro-rata based on ownership percentage.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except accounts and advisors)

(unaudited)

	As of
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014

Platform Assets
Assets Under Management (AUM)	$41,932	$45,706	$49,383	$53,063	$54,935
Assets Under Administration (AUA)	118,228	132,215	146,748	156,723	164,639
Subtotal AUM/A	160,160	177,921	196,131	209,786	219,574
Licensing	326,567	358,919	376,341	412,141	448,169
Total Platform Assets	$486,727	$536,840	$572,472	$621,927	$667,743

Platform Accounts
AUM	200,648	211,039	226,452	239,367	255,359
AUA	456,461	524,806	566,139	596,886	642,192
Subtotal AUM/A	657,109	735,845	792,591	836,253	897,551
Licensing	1,425,102	1,508,254	1,559,188	1,659,313	1,830,678
Total Platform Accounts	2,082,211	2,244,099	2,351,779	2,495,566	2,728,229

Advisors
AUM/A	21,759	22,838	24,369	24,945	24,887
Licensing	7,511	7,794	8,025	8,583	11,266
Total Advisors	29,270	30,632	32,394	33,528	36,153

Notes:

(1)         During the third quarter of 2014, approximately $3.2 billion in assets, 23,000 accounts and 1,100 advisors were reclassified from AUA to Licensing in connection with client conversion activity.

(2)         Metrics as of September 30, 2014 exclude Placemark, which added approximately $15.4 billion in AUM, 45,000 accounts and 3,400 advisors as of October 1, 2014.